Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Omnibus Incentive Plan, Amended and Restated Stock Option Plan, and Restricted Share Unit Plan of Liminal BioSciences Inc. of our report dated March 27, 2018, with respect to the consolidated financial statements of Liminal BioSciences Inc. as at December 31, 2017 and 2016 and for the years then ended and to the reference to our firm under the caption “Experts” in the Annual Information Form dated April 1, 2019, included as exhibits in its Registration Statement on Form 40-F filed with the Securities and Exchange Commission on November 12, 2019.

/s/ Ernst & Young LLP (1)
Montreal, Canada December 23, 2019

(1)	CPA Auditor, CA, public accounting permit no. A123806